Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
     This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 28, 2007, among Texas CES, Inc., a Texas corporation, CES SWD Texas, Inc., a Texas corporation, Alliance Energy Service Co., LLC, a Colorado limited liability company, Pumpco Energy Services, Inc., a Delaware corporation, WSTX Holdings, LLC, a Texas limited liability company (each a “New Guarantor” and collectively, the “New Guarantors”), each a subsidiary of Complete Production Services, Inc., a Delaware corporation (the “Company”), the existing Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to herein (the “Trustee”). The New Guarantors and the existing Guarantors are sometimes referred to collectively herein as the “Guarantors,” or individually as a “Guarantor.”
W I T N E S S E T H
     WHEREAS, the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 6, 2006, relating to the 8% Senior Notes due 2016 (the “Securities”) of the Company;
     WHEREAS, Section 4.12 of the Indenture provides that if the Company or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary after the Issue Date, then the Company shall cause any such newly acquired or created Domestic Subsidiary to become a Guarantor by executing a supplemental indenture; and
     WHEREAS, pursuant to Section 10.1 of the Indenture, the Company, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder;
     NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the other Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Agreement to Guarantee. The New Guarantors each hereby agree, jointly and severally, with all other Guarantors, to unconditionally Guarantee to each Holder and to the Trustee the Obligations, to the extent set forth in the Indenture and subject to the provisions in the Indenture. The obligations of the Guarantors to the Holders of Securities and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article VIII of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantees.
     3. Execution and Delivery. The New Guarantors each agree that its Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Subsidiary Guarantee.

     4. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.
     5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.
     6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     7. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
     Dated: August 28, 2007

COMPANY:

Complete Production Services, Inc.

By:	/s/ J. Michael Mayer

Name: Title:	J. Michael Mayer Senior Vice President and Chief Financial Officer

TRUSTEE:

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Patrick Giordano

Authorized Signatory

NEW GUARANTORS:

Alliance Energy Service Co., LLC CES SWD Texas, Inc. Pumpco Energy Services, Inc. Texas CES, Inc. WSTX Holdings, LLC

By:	/s/ J. Michael Mayer

Name: Title:	J. Michael Mayer Authorized Officer

EXISTING GUARANTORS:

A&W Water Service, Inc.
Advanced Coiled Tubing, Inc.
Big Mac Tank Trucks, LLC
Big Mac Trucking Company, Inc.
CES Mid-Continent Hamm, Inc.
CES Rockies, Inc.
Complete Energy Services, LLC
Femco SWD, Inc.

Fugo Services, LLC
Greasewood, LLC
Guard Drilling Mud Disposal, Inc.
Hamm & Phillips Service Company, Inc.
Hamm Management Co.
Hyland Enterprises, Inc.
I.E. Miller Services GP, L.L.C.
I.E. Miller Services, LLC
I.E. Miller Services, L.P.
I.E. Miller Services LP, L.L.C.
Integrated Production Services, LLC
LEED Tool Corporation
Loyd Jones Well Service, LLC
MGM Well Services, Inc.
Monument Well Service Co.
Oil Tool Rentals, Co.
Parchman Energy Group, LLC
Parchman Energy Management GP LLC
Parchman Energy Partnership LP LLC
Parchman Operating Co., LP
R&W Rental, Inc.
Rigmovers, Co.
Roustabout Specialties, Inc.
Scientific Microsystems, Inc.
Servicios Holdings I, Inc.
Servicios Holdings II, Inc.
Stride Well Service Company, Inc.
Sweetwater Produced Water Disposal, LLC
T. & J. Energy, LLC
The Rosel Company
Turner Energy Services, LLC
Turner Energy SWD, LLC
Valley C.T. Management, LC

By:	/s/ J. Michael Mayer

Name: Title:	J. Michael Mayer Authorized Officer